Exhibit 5.1

Potter Anderson & Corroon LLP
1313 N. Market Street, 6th Floor
Wilmington, DE 19801-6108
302.984.6000
potteranderson.com

March 11, 2024

Owlet, Inc.
3300 North Ashton Boulevard, Suite 300
Lehi, Utah 84043
    Re:    Registration Statement of Owlet, Inc. on Form S-8

Ladies and Gentlemen:

        We have acted as special Delaware counsel to Owlet, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”), to be filed by the Company on the date hereof with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Act”), registering up to 527,846 shares (the “Shares”) of common stock, par value $0.0001 per share, of the Company (the “Common Stock”), of which (i) up to 439,872 of the Shares may be issued pursuant to the Owlet, Inc. 2021 Incentive Award Plan (the “2021 Incentive Plan”), and (ii) up to 87,974 of the Shares may be issued pursuant to the Owlet, Inc. 2021 Employee Stock Purchase Plan (the “ESPP” and, together with the 2021 Incentive Plan, the “Plans”). At your request, this opinion letter is being furnished to you for filing as Exhibit 5.1 to the Registration Statement. No opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the prospectus forming a part thereof, other than as expressly stated herein with respect to the issuance of the Shares.
        For the purpose of rendering our opinion as stated herein, we have conducted no independent factual investigation of our own, and have examined only the following documents:
            (i) the Second Amended and Restated Certificate of Incorporation of the Company (f/k/a Sandbridge Acquisition Corporation), as filed with the Secretary of State of the State of Delaware (the “Secretary of State”) on July 15, 2021, which became effective on the same (the “Second A&R Charter”), as amended by that certain State of Delaware Certificate of Change of Registered Agent And/Or Registered Office, as filed with the Secretary of State on November 3, 2022, which became effective on the same, and as further amended by the Certificate of Designation of Series A Convertible Preferred Stock of the Company, as filed with the Secretary of State on February 17, 2023, which became effective on the same, and as further amended by the Certificate of Amendment to Second A&R Charter, as filed with the Secretary of State on July

Owlet, Inc.
March 11, 2024

7, 2023, which became effective on the same, and as further amended by the Certificate of Designation of Series B Convertible Preferred Stock of the Company, as filed with the Secretary of State on February 29, 2024, which became effective on the same;
            (ii) the Amended and Restated Bylaws of the Company, which constitute the bylaws of the Company currently in effect;
            (iii) the 2021 Incentive Plan as contained in Exhibit 10.5 to the Form 8-K of the Company filed with the Commission on July 21, 2021;
            (iv) the ESPP as contained in Exhibit 10.6 to the Form 8-K of the Company filed with the Commission on July 21, 2021;
            (v) the Registration Statement;
            (vi) the resolutions of the Board of Directors of the Company (the “Board”), adopted at a meeting of the Board held on February 12, 2021, pursuant to which the Board, among other things, (a) approved and declared advisable the Second A&R Charter, (b) approved and declared advisable the 2021 Incentive Plan (f/k/a the Owlet Baby Care, Inc. 2021 Incentive Equity Plan), and (c) approved and declared advisable the ESPP (f/k/a Owlet Baby Care, Inc. 2021 Employee Stock Purchase Plan);
            (vii) the Certificate Regarding Shareholder Vote, dated July 14, 2021 and executed by the Chief Executive Officer of the Company, and Annex A attached thereto (Report of Inspector of Election);
            (viii) Proxy Statement for Special Meeting of Sandbridge Acquisition Corporation and Prospectus for 44,116,721 Shares of Class A Common Stock of Sandbridge Acquisition Corporation (Registration No. 333-254888), filed by the Company with the Commission under the Act;
            (ix) the Written Consent in Lieu of a Meeting of the Board, adopted on July 15, 2021, pursuant to which the Board, among other things, (a) acknowledged the adoption and approval of the 2021 Incentive Plan, (b) authorized and approved the issuance of shares of Common Stock pursuant to the 2021 Incentive Plan, (c) acknowledged the adoption and approval of the ESPP, and (d) authorized and approved the issuance of shares of Common Stock pursuant to the ESPP;
            (x) the Action by Unanimous Written Consent of the Board, effective April 26, 2023, pursuant to which the Board, among other things, (i) adopted, approved and declared advisable eleven alternative amendments to the Second A&R Charter that would effect, among other things, a range of reverse stock splits, including a reverse stock split whereby each 14 shares of Class A Common Stock, issued and outstanding immediately prior to July 7, 2023 at 5:00 p.m. Eastern Time (the “Effective Time”), would be reclassified, combined and reconstituted into one

Owlet, Inc.
March 11, 2024

share of Class A Common Stock at the Effective Time (such reverse stock split, the “Reverse Split” and such reverse stock split amendments, the “Reverse Stock Split Amendments”), and (ii) made certain adjustments to the 2021 Incentive Plan and the ESPP in light of the Reverse Split, with such adjustments to be effective upon the effective time of the Reverse Split;
            (xi) the Action by Unanimous Written Consent of the Board, effective June 26, 2023, pursuant to which, among other things, the Board abandoned all of the Reverse Stock Split Amendments, other than the amendments set forth in the certificate of amendment to the Second A&R Charter providing for, among other things, the Reverse Split (the “Certificate of Amendment”), and authorized the officers of the Company to prepare and file the Certificate of Amendment;
            (xii) the Certificate & Final Report of the Inspector of Election, dated July 3, 2023, for the 2023 Annual Meeting of the Stockholders of the Company held on June 23, 2023;
            (xiii) a certificate of an officer of the Company, dated March 11, 2024 (the “Officer’s Certificate”); and
            (xiv) a Certificate of Good Standing with respect to the Company, dated March 11, 2024, obtained from the Secretary of State.
        For purposes of this opinion letter, we have not reviewed any documents, agreements or records other than the documents, agreements or records listed in (i) through (xiv) above. In particular, we have not reviewed, and express no opinion on, any document, agreement or record (other than the documents, agreements or records listed in (i) through (xiv) above) that is referred to or incorporated by reference into, the documents, agreements or records reviewed by us (unless otherwise listed in (i) through (xiv) above). We have assumed that there exists no provision in any document, agreement or record that we have not reviewed that bears upon or is inconsistent with or would otherwise alter the opinion stated herein.
        As to certain factual matters, we have relied upon the Officer’s Certificate and have not sought to independently verify such matters.
    Based solely upon our examination of and reliance upon the foregoing, and subject to the limitations, exceptions, qualifications, and assumptions set forth herein, we are of the opinion that, as of the date hereof, when the Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the purchasers, and have been issued by the Company for legal consideration in excess of par value in the circumstances contemplated by the Plans, assuming in each case that the individual issuances, grants or awards under the Plans are duly authorized by all necessary corporate action of the Company and duly issued, granted or awarded and exercised in accordance with the requirements of law and the Plans (and the agreements and awards duly adopted thereunder and in accordance therewith), the issue and sale of the Shares will have been duly authorized by all necessary corporate action of the Company, and the Shares will be validly issued, fully paid and non-assessable.

Owlet, Inc.
March 11, 2024

The opinion expressed herein is subject in all respects to the following assumptions, limitations, and qualifications:
    (i)    Our opinion expressed herein is limited to the General Corporation Law of the State of Delaware (the “DGCL”) in effect on the date hereof. We have not considered and express no opinion with regard to, or as to the significance or effect in any respect of, laws, rules or regulations of any other jurisdiction (whether foreign or domestic), including, without limitation, the laws of any other state of the United States, federal laws of the United States (including, without limitation, federal laws and rules and regulations relating to securities), the securities laws of any state of the United States, blue sky laws, antitrust laws, insurance laws, tax laws, and regulations of stock exchanges or of any other regulatory body.
    (ii)    We have assumed, without any investigation, (a) the legal capacity of natural persons who are signatories to the documents examined by us, (b) that each of the parties to the documents examined by us has the power and authority to execute and deliver, and to perform its obligations under, such documents, (c) the genuineness of all signatures on all documents examined by us, (d) the authenticity of all documents submitted to us as originals, (e) the accuracy and completeness of all documents examined by us, (f) the conformity to authentic originals of all documents submitted to us as certified, conformed, photostatic, or other copies, and (g) that the documents, in the forms submitted to us for review, have not been and will not be altered, modified, or amended in any respect, and have not otherwise been revoked since the time of their adoption and remain in full force and effect.
    (iii)     We assume that, at the time of the issuance of the Shares, there will be a sufficient number of unissued shares of Common Stock, which shares had not been previously subscribed for, reserved, or otherwise committed to be issued, available to satisfy the obligation of the Company to issue the Shares.
    (iv)    We have assumed that each of the statements made and certified in the Officer’s Certificate was true and correct when made, has at no time since being made and certified become untrue or incorrect, remains true and correct on the date hereof, and will be true and correct on the date the Company is or becomes obligated to issue the Shares.
    (v)     We have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares as provided in the DGCL.
    (vi)     The opinion set forth herein is subject to and may be limited by (a) applicable bankruptcy, insolvency, moratorium, fraudulent conveyance, fraudulent transfer and similar laws relating to or affecting creditors rights generally including, without limitation, the Delaware Uniform Fraudulent Transfer Act, the provisions of the United States Bankruptcy Code and the Delaware insolvency statutes, (b) principles of equity including, without limitation, concepts of materiality, good faith, fair dealing, conscionability and reasonableness and the possible unavailability of specific performance or injunctive relief (regardless of whether such enforceability is considered in a proceeding in equity or at law), (c) applicable law relating to

Owlet, Inc.
March 11, 2024

fiduciary duties, (d) public policy limitations with respect to exculpation, contribution, indemnity and advancement provisions, (e) the qualification that enforceability may be limited by a refusal to recognize a purported waiver of any statutory right other than, as a matter of state law in the state courts of the State of Delaware, the right to a trial by jury, (f) generally applicable rules of law that forum selection clauses in contracts are not necessarily binding on the courts in the forum selected, (g) general rules of law that may render an entire agreement unenforceable if any unenforceable provision thereof is essential to the agreed upon exchange, (h) the qualification that a provision permitting modification of an agreement or waiver of rights or remedies under an agreement only in writing may not be enforceable and (i) the qualification that provisions requiring the payment of attorneys’ fees may be limited.
    (vii)    We express no opinion as to the Uniform Commercial Code (including the Delaware Uniform Commercial Code, 6 Del. C. § 1-101 et seq., in effect on the date hereof) or as to whether any filings may be required thereunder in connection with any of the documents examined by us.
    (viii)    The opinion expressed in this letter is rendered as of the date hereof and is based on our understandings and assumptions as to present facts, and on the application of the DGCL as the same exists on the date hereof. We assume no obligation to update or supplement this opinion letter after the date hereof with respect to any facts or circumstances that may hereafter come to our attention or to reflect any changes in the facts or law that may hereafter occur or take effect.
    We hereby consent to your filing this opinion letter as Exhibit 5.1 to the Registration Statement. This opinion is rendered solely for your benefit in connection with the filing of the Registration Statement and, except as provided in the preceding sentence, may not, without our prior written consent, be furnished or quoted to any other person or entity. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act and the rules and regulations of the Commission thereunder.
        Very truly yours,

                            /s/ Potter Anderson & Corroon LLP